EXHIBIT 99.1

Contact:

Pippa Isbell
Vice President, Corporate Communications
Tel: +44 20 7921 4065
E: pippa.isbell@orient-express.com

DISSIDENT SHAREHOLDERS’ PROPOSALS DEFEATED

HAMILTON, Bermuda, October 10, 2008 – Orient-Express Hotels Ltd. (NYSE: OEH, www.orient-express.com), today held a Special General Meeting which was requested by two dissident shareholders, DE Shaw and CR Intrinsic. The resolutions proposed by the dissidents were defeated. The matters put before the quorum were concluded in a cordial manner. It remains the opinion of the Company that this meeting was contrary to the best interests of the Company and its shareholders and caused unnecessary expense to the Company.

The Company is grateful to its management and staff in its 51 properties around the world who have maintained their focus on running their businesses successfully and anticipating and satisfying the needs of customers throughout this period.

The Company, its Board and management consider the matter addressed by the Special General Meeting to be closed, and will continue to focus on delivering shareholder returns and managing the business in the best interests of all its shareholders.

Ends